EXHIBIT 23.2

[LETTERHEAD OF KPMG LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board of Directors

Rome Bancorp, Inc.:

We consent to the use in Amendment No. 2 to Registration Statement No. 333-121245 on Form S-1 of Rome Bancorp, Inc. of our report dated February 17, 2004, with respect to the consolidated balance sheets of Rome Bancorp, Inc. and Subsidiary as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three year period ended December 31, 2003, included herein.

We also consent to the reference to our firm under the headings “Experts” and “Change in Registrant’s Certifying Accountants.”

/s/    KPMG LLP

Syracuse, New York

February 8, 2005